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                                                            EXHIBIT 15.2




April 15, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated February 8, 2002, except for the third paragraph of Note 1 which is as of April 15, 2002, on our review of interim financial information of Toyota Motor Credit Corporation (the "Company") as of and for the period ended December 31, 2001 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the Prospectuses constituting part of the Registration Statements on Form S-3 (Nos. 333-66598 and 333-74872).

Yours very truly,



/S/ PRICEWATERHOUSECOOPERS LLP
Los Angeles, California